China Shen Zhou Mining & Resources, Inc. Announces third Quarter Financial Results

(All figures are in U.S. dollars)

•	Press Release

•	Source: China Shen Zhou Mining & Resources, Inc.

•	On 7:00 am EST, Thursday November 12, 2009

BEIJING, Nov. 12 /PRNewswire-Asia-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. (NYSE Amex: SHZ) ("China Shen Zhou," or the "Company"), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced its financial results for the quarter ended September 30, 2009.

Third Quarter 2009 Financial Results

Net revenues for the three months ended September 30, 2009 were $1.72 million, representing a $1.21 million or 41% decrease as compared to the same period of 2008. The decrease in net revenues is mainly because (i) Qianzhen Mining ceased its zinc processing operation as a result of a shortage of ore supplies, and (ii) Xingzhen Mining's processing plant was in trial production, and had a limited number of qualified products for the three months ended September 30, 2009.

For the three months ended September 30, 2009, gross profit was $246,000, which decreased by approximately 50% from $495,000 in gross profit for the same period of 2008. Gross profit margin dropped from approximately 17% for the three months ended September 30, 2008 to approximately 14% for the same period of 2009. The decrease was mainly due to the significant decrease in the price of fluorite products.

For the three months ended September 30, 2009, general and administrative expenses decreased by approximately $1.17 million to $1.38 million as compared to $2.55 million for the same period of 2008. The decrease in general and administrative expenses was primarily due to the Company's tightening of its control of expenses in the current economic crisis.

Interest expenses increased approximately $0.85 million for the three months ended September 30, 2009 as compared to the same period of 2008. The increase in interest expenses was mainly due to the difference in revaluation of the warrant liability.

Net loss for the three months ended September 30, 2009 was $2.15 million, a difference of $0.12 million compared to net loss of $2.03 million for the same period of 2008. Basic losses per share were $0.10 and $ 0.09 for the three months ended September 30, 2009 and 2008, respectively.

Net revenues for the nine months ended September 30, 2009 were $3.06 million, representing a $1.79 million or 37% decrease as compared to the same period of 2008.

For the nine months ended September 30, 2009, gross profit was $467,000 which decreased by approximately 27% from $639,000 gross profit for the same period of 2008. Gross profit margin rose from 13% for the nine months ended September 30 2008 to 15% for the same period of 2009.

For the nine months ended September 30, 2009, general and administrative expenses decreased by approximately $3.29 million to $3.65 million in 2009 as compared to $6.94 million for the same period of 2008.

Net loss for the nine months ended September 30, 2009 was $6.19 million, a decrease of $1.33 million compared to net loss of $7.52 million for the same period of 2008. Basic losses per share were $0.28 and $ 0.34 for the nine months ended September 30, 2009 and 2008, respectively.

Cash and cash equivalents were $1.12 million as of September 30, 2009, an increase of $0.91 million as compared to the balance at December 31, 2008 of $0.21 million.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ("AFMG"), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

In China:
Fulun Song
Office of the Board of Directors
China Shen Zhou Mining & Resources, Inc.
Tel:   +86-10-8890-6927
Fax:   +86-10-6887-2811
Email: investors@chinaszky.com
Web:   http://www.chinaszmg.com

In the U.S.:
David Elias
Investor Relations
DME Capital LLC
Tel:   +1-516-967-0205
Email: dave@dmecapital.com

Financial Tables to Follow

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$1,121	$205
Accounts receivable, net	622	561
Other deposits and prepayments, net	1,320	1,167
Inventories	3,582	2,958
Total current assets	6,645	4,891

Prepayment for office rent	353	505
Available for sale investment	148	146
Property, machinery and mining assets, net	46,602	47,716
Deferred debt issuance costs	1,437	1,755
Total assets	$55,185	$55,013

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,723	$3,471
Fair value of detachable warrants liability	50	33
Short term bank loans	3,602	1,756
Other payables and accruals	6,189	4,794
Taxes payable	314	411
Due to related parties	2,046	2,666
Convertible notes payable	26,627
Total current liabilities	43,551	13,131

Convertible notes payable		24,251
Total liabilities	$43,551	$37,382

Minority interests	--	22

STOCKHOLDERS' EQUITY:
Common Stock, $0.001 par value:
Authorized - 50,000,000 shares (2008: 50,000,000 shares)
Issued and outstanding 22,214,514shares	$22	$22
Additional paid-in capital	25,251	25,251
PRC statutory reserves	1,672	1,672
Accumulated other comprehensive income	4,236	4,020
Accumulated deficit	(19,547)	(13,356)
Total stockholders' equity	11,634	17,609
Total liabilities and stockholders' equity	$55,185	$55,013

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)

	For the Three		For the Nine
	Months Ended		Months Ended
	September	September	September	September
	30, 2009	30, 2008	30, 2009	30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$1,715	$2,924	$3,060	$4,845
Cost of sales	1,469	2,429	2,593	4,206
Gross profit	246	495	467	639

Operating expenses:
Selling and distribution expenses	52	36	70	72
General and administrative expenses	1,379	2,550	3,650	6,942
Total operating expenses	1,431	2,586	3,720	7,014

Net loss from operations	(1,185)	(2,091)	(3,253)	(6,375)

Other income (expense):

Interest expense	(936)	(87)	(2,893)	(1,932)
Other, net	(25)	48	(67)	590
Total other expense	(961)	(39)	(2,960)	(1,342)

Loss from operations before income taxes and minority interests	(2,146)	(2,130)	(6,213)	(7,717)

Income tax benefit	--	85	--	129

Loss from operations before minority interests	(2,146)	(2,045)	(6,213)	(7,588)

Minority interests	--	20	22	65

Net loss	(2,146)	(2,025)	(6,191)	(7,523)

Other comprehensive income:
Foreign currency translation adjustments	25	301	216	1,857

Comprehensive loss	$(2,121)	$(1,724)	$(5,975)	$(5,666)

Net loss per common share - basic and diluted	$(0.10)	$(0.09)	$(0.28)	$(0.34)

Weighted average common shares outstanding - Basic and Diluted	22,215	22,215	22,215	22,215

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Nine Months Ended
	September 30
	2009	2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Loss from operations	$(6,191)	$(7,523)
Adjustments to reconcile net loss to net cash used in -
Depreciation and amortization	1,868	3,288
Deferred income tax benefits	--	(179)
Fair value adjustment of warrants	17	(984)
Accrual of coupon interests and accreted principal	1,169	1,112
Amortization of deferred financing costs	1,207	1,179
Amortization of debt issuance costs	318	311
Minority interests	(22)	(65)
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	(61)	1,999
Deposits and prepayments	(153)	(443)
Prepayment for office rent	152	(540)
Inventories	(624)	(2,871)
Increase (decrease) in -
Accounts payable	1,252	494
Other payables and accruals	1,382	2,804
Taxes payable	(97)	57
Due to related parties	(620)	1,032
Net cash used in operating activities	(403)	(329)

Cash flows from investing activities:
Purchases of property, machinery and mining assets	$(963)	$(1,975)
Sales of property, machinery and mining assets	241	--
Net cash used in investing activities	(722)	(1,975)

Cash flows from financing activities:
Proceeds from short-term borrowings	$1,846	$446
Net cash provided by (used in) financing activities	1,846	446

Foreign currency translation adjustment	195	(629)

Net increase (decrease) in cash and cash equivalents	916	(2,487)

Cash and cash equivalents at the beginning of the period	205	2,949
Cash and cash equivalents at the end of the period	$1,121	$462

Non-cash investing and financing activities
(None)

Supplemental disclosures of cash flow information
Cash paid for interest expenses	$166	$254
Cash paid for income tax	$--	$--